Exhibit 99.6

Consent of FIG Partners, LLC

We hereby consent to the inclusion of our opinion letter to the Board of Directors of First Community Corporation (“FCCO”) as Appendix D to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of SRMS, Inc., a wholly owned subsidiary of FCCO, with and into Savannah River Financial Corporation, and to the references to our firm and such opinion in such Registration Statement.  This consent relates solely to Amendment No.3 - Registration Statement and not to any subsequent amendments thereto or any other document.

In giving such consent, we do not admit that we come within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Atlanta, Georgia
December 26, 2013